AMERICAN SHARED HOSPITAL SERVICES

REPORTS SECOND QUARTER RESULTS

San Francisco, CA -- August 14, 2014 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2014.

Second Quarter Results

For the three months ended June 30, 2014, medical services revenue decreased to $3,379,000 compared to $4,583,000 for the second quarter of 2013. In addition to lower procedure volume at many of AMS' Gamma Knife sites and the sale of its Turkey operations effective May 31, 2014, the decrease in revenue was exacerbated by one site being down for the entire quarter due to personnel issues that have now been resolved, and two sites which generated significant procedure volumes in second quarter 2013 having an unusually slow second quarter this year. Both sites have bounced back to their usual treatment levels in July. Gamma Knife revenues in July improved 18% and 33% compared to average monthly revenues for the first and second quarter of 2014, respectively, and improved 5% compared to July 2013 revenues, net of volume in Turkey.

The net loss for the second quarter of 2014 was $927,000, or $0.20 per share, which included a pre-tax loss on the sale of the Turkish subsidiary of $572,000, a pre-tax gain from foreign currency transactions of $146,000 due to the strengthening of the Turkish Lira against the U.S. Dollar, and an income tax charge of $165,000, which offset an income tax benefit of $131,000 from the Company’s operating loss. Although this sale resulted in a book loss, it generated approximately $540,000 in cash for the Company. This compares to a net loss for the second quarter of 2013 of $122,000, or $0.03 per share, which included a pre-tax loss from foreign currency transactions of $393,000.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS decreased 25% for the second quarter and 12% for the first six months of 2014 compared to the same periods of 2013. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, decreased 28% for the second quarter and 17% for the first six months of 2014 compared to the same periods of 2013.

Medical services gross margin for the second quarter of 2014 was 25.0%, compared to medical services gross margin of 41.3% for the second quarter of 2013. In addition to the impact of lower revenue, the decrease in gross margin reflected higher depreciation and maintenance costs associated with the opening of a new Perfexion site in the second quarter of 2013, as well as the upgrade to Perfexion specifications of a Gamma Knife at another site and two cobalt reloads which occurred in the fourth quarter of 2013. Because an upgrade or cobalt reload increases the book value of the unit, depreciation expense also increases.

Selling and administrative expenses for the second quarter of 2014 decreased 18.7% to $937,000 compared to $1,153,000 for the second quarter of 2013.

First Half Results

For the six months ended June 30, 2014, medical services revenue decreased to $7,443,000, compared to medical services revenue of $9,251,000 for the first six months of 2013.

The net loss for the first six months of 2014 of $1,023,000, or $0.22 per share, included a pre-tax loss from the sale of the Turkish subsidiary of $572,000, a pre-tax gain from foreign currency transactions of $161,000, and an income tax charge of $165,000, which offset an income tax benefit of $161,000. In comparison, the net loss for the first six months of 2013 of $97,000, or $0.02 per share, included a pre-tax loss from foreign currency transactions of $534,000.

Balance Sheet Highlights

At June 30, 2014, cash, cash equivalents and certificates of deposit were $9,944,000 compared to $10,909,000 at December 31, 2013. Shareholders' equity at June 30, 2014 was $25,021,000, or $4.76 per outstanding share. This compares to shareholders' equity at December 31, 2013 of $24,055,000, or $5.22 per outstanding share.

Proceeds of approximately $5.2 million from the sale of the Company's Gamma Knife business in Turkey were used to reduce outstanding debt, including approximately $1.7 million of short-term debt. Proceeds of approximately $1.6 million from the private placement of common stock completed on June 13, 2014 were used primarily to strengthen the Company's balance sheet in anticipation of its proton therapy initiatives.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We were disappointed by the slow pace of Gamma Knife procedures in this year's second quarter at many of our sites. We are working diligently to resolve this issue and restore normal procedure volume. A variety of non-recurring factors also affected us in the first half, including scheduled downtime at a number of our centers for maintenance and upgrades that have now been completed, personnel issues at one center that have now been resolved, and of course the extreme weather experienced by much of the nation last winter and early spring. As previously noted, July 2014 Gamma Knife revenues have increased significantly, net of volume in Turkey, an encouraging sign for the future.

"During the second quarter we closed the sale of our Gamma Knife and radiation therapy business in Turkey. While we viewed our Turkey operations as a good long term investment, the continued volatility of the Turkish Lira against the U.S. Dollar (which resulted in cumulative foreign currency transaction losses of $908,000) and the opportunity to generate approximately $540,000 in cash for our domestic operations were compelling reasons to consummate the sale.

"We also completed a private placement of common stock to several AMS Directors in the second quarter, which raised approximately $1.6 million. We used the proceeds of this transaction mainly to improve the strength of our balance sheet in anticipation of our proton therapy initiatives."

"We also are encouraged by the continued growth of our domestic Perfexion portfolio. We recently signed a contract to supply a Perfexion system to PeaceHealth Sacred Heart Medical Center at RiverBend, Springfield, Oregon. This new Perfexion system, the fourteenth in AMS' portfolio, is expected to begin treating patients in the fourth quarter of 2014. This installation will also mark our 28th new Gamma Knife site.

"Another reason for optimism are the proposed Medicare hospital outpatient prospective payment rates for calendar year 2015 recently posted by the Centers for Medicare and Medicaid Services (CMS). Effective January 1, 2015, the proposed comprehensive reimbursement rate for both Gamma Knife and LINAC one session cranial radiosurgery of approximately $9,768 will be inclusive of the delivery and ancillary codes but exclusive of co-insurance payments or other adjustments. The average current CMS reimbursement rate for delivery and ancillary codes (exclusive of co-insurance and other adjustments) is approximately $5,600. While these reimbursement rates are not final and could change, we are pleased that CMS has proposed an increase for this life-saving therapy.

"The cost reduction program we announced in April 2013 has helped mitigate the impact of lower revenue on our financial results. General and administrative expenses decreased 18.7% for this year's second quarter and 22.2% for the first half versus the same periods a year ago. We are on track to reduce cash outlays by approximately $1,000,000 annually compared to our cash outlays in 2013."

Turning to the Company's proton therapy business, Dr. Bates said that construction of the dedicated proton center at the University of Florida Health Cancer Center at Orlando Health is moving forward. AMS will supply a MEVION S250TM Proton Therapy System for this facility. Delivery of the MEVION synchrocyclotron to the UF Health Cancer Center is expected this fall, and the facility is expected to begin treating patients in first quarter 2016. Dr. Bates said that the UF Health Cancer Center at Orlando Health is the model for additional proton centers AMS is developing.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3787 3970.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company's proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2013, the Quarterly Report on Form 10-Q for the quarter ended on March 31, 2014, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 10, 2014.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 14, 2014
Second Quarter 2014 Financial Results	Page 4

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Medical services revenue	$3,379,000	$4,583,000	$7,443,000	$9,251,000
Costs of revenue	2,534,000	2,690,000	5,309,000	5,240,000

Gross margin	845,000	1,893,000	2,134,000	4,011,000

Selling & administrative expense	937,000	1,153,000	1,859,000	2,388,000
Interest expense	510,000	456,000	980,000	927,000

Operating (loss) income	(602,000)	284,000	(705,000)	696,000

(Loss) on sale of subsidiary	(572,000)	--	(572,000)	--
Gain (loss) on foreign currency transaction	146,000	(393,000)	161,000	(534,000)
Other income (loss)	6,000	(6,000)	15,000	8,000

(Loss) income before income taxes	(1,022,000)	(115,000)	(1,101,000)	170,000
Income tax expense (benefit)	34,000	(12,000)	4,000	40,000

Net (loss) income	$(1,056,000)	$(103,000)	$(1,105,000)	$130,000
Less: Net loss (income)
attributable to non-controlling interest	129,000	(19,000)	82,000	(227,000)

Net (loss) attributable to
American Shared Hospital Services	$(927,000)	$(122,000)	$(1,023,000)	$(97,000)

(Loss) per common share:
Basic	$(0.20)	$(0.03)	$(0.22)	$(0.02)

Assuming dilution	$(0.20)	$(0.03)	$(0.22)	$(0.02)

	Balance Sheet Data
	Jun. 30,	Dec. 31,
	2014	2013

Cash and cash equivalents	$944,000	$1,909,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,369,000	$7,706,000
Investment in equity securities	$2,701,000	$2,701,000
Total assets	$65,259,000	$71,742,000

Current liabilities	$17,591,000	$11,785,000
Shareholders' Equity	$25,021,000	$24,055,000